UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 22, 2017
W. P. Carey Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

001-13779	45-4549771
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

(Former Name or Former Address, if Changed Since Last Report)
___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement.

The information contained in Item 2.03 of this Form 8-K is incorporated by reference in this Item 1.01.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 22, 2017 (the “Closing Date”), W. P. Carey Inc. entered into a third amended and restated credit agreement, by and among W. P. Carey, as borrower (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto (as defined in the Third Amended and Restated Credit Facility), Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC as Joint Lead Arrangers (the “Third Amended and Restated Credit Facility”). The Third Amended and Restated Credit Facility amends and restates the credit facility dated as of January 31, 2014, by and among W. P. Carey, certain Guarantors, the Administrative Agent and certain Lenders party thereto.

The Third Amended and Restated Credit Facility provides the Borrower with a revolving loan facility (the “Revolving Loan Facility”) with an aggregate principal amount of up to $1.5 billion, which matures on the fourth anniversary of the Closing Date, and may be extended by two six-month periods at the option of the Borrower, subject to the conditions to extension provided in the Third Amended and Restated Credit Facility. As of February 23, 2017, the Revolving Loan Facility had $95.0 million and €90.5 million outstanding.

Additionally, the Third Amended and Restated Credit Facility provides the Borrower with a term loan facility (the “Term Facility”) in an aggregate principal amount of €236,325,000, the proceeds of which were drawn on the Closing Date and a delayed draw term loan facility (the “Delayed Draw Term Facility”) in an aggregate principal amount of up to $100.0 million. The Delayed Draw Term Facility may be drawn in U.S. dollars, euro or pounds sterling in a single draw on or prior to the first anniversary of the Closing Date. Both the Term Facility and the Delayed Draw Term Facility mature on the fifth anniversary of the Closing Date.

As of the Closing Date, for borrowings made under the Revolving Loan Facility, the Applicable Rate for Eurocurrency Rate loans and letters of credit was 1.00% plus the London Interbank Offered Rate and, for borrowings under the Term Facility, the Applicable Rate for Eurocurrency Rate loans was 1.10% plus the Euro Interbank Offered Rate and for Base Rate loans was 0.10%. W. P. Carey will pay a 0.20% facility fee on the commitments under the Revolving Loan Facility and a fee of 0.20% on the unused commitments under the Delayed Draw Term Facility prior to the draw or termination of such commitments.

The Third Amended and Restated Credit Facility also permits (i) a sub-limit for up to $1.0 billion under the Revolving Loan Facility to be borrowed in certain currencies other than U.S. dollars, (ii) a sub-limit for swing line loans of up to $75.0 million under the Revolving Loan Facility, and (iii) a sub-limit for the issuance of letters of credit under the Revolving Loan Facility in an aggregate amount not to exceed $50.0 million. The aggregate principal amount (of revolving and term loans) available under the Third Amended and Restated Credit Facility may be increased up to an amount not to exceed the U.S. dollar equivalent of $2.35 billion, and may be allocated as an increase to the Revolving Loan Facility, the Term Facility, or the Delayed Draw Term Facility, or if the Term Facility has been terminated, an add-on term loan, in each case subject to the conditions to increase provided in the Third Amended and Restated Credit Facility.

The Third Amended and Restated Credit Facility includes financial maintenance covenants, including a maximum leverage ratio, maximum secured debt ratio, minimum fixed charge coverage ratio, minimum unsecured interest coverage ratio and maximum debt to unencumbered asset value ratio. The Third Amended and Restated Credit Facility also contains various affirmative and negative covenants applicable to Borrower and its subsidiaries, subject to materiality and other qualifications, baskets and exceptions as outlined in the Third Amended and Restated Credit Facility.

Obligations under the Third Amended and Restated Credit Facility may be declared immediately due and payable upon the occurrence of certain events of default as defined in the Third Amended and Restated Credit Facility, including failure to pay any principal when due and payable, failure to pay interest within five (5) business days after becoming due, failure to comply with any covenant, representation or condition of any loan document, any change of control, cross-defaults, and certain other events as set forth in the Third Amended and Restated Credit Facility, with grace periods in some cases.

The Third Amended and Restated Credit Facility will be used for the working capital needs of W. P. Carey and its subsidiaries, for acquisitions and for other general corporate purposes.

On the Closing Date, none of the Borrower’s subsidiaries guaranteed the Borrower’s obligations under the Third Amended and Restated Credit Facility. W. P. Carey has the right to designate certain subsidiaries as Designated Borrowers (as defined in the Third Amended and Restated Credit Facility), subject to the conditions set forth in the Third Amended and Restated Credit Facility.

W. P. Carey has normal banking relationships with the Lenders.

A copy of the Third Amended and Restated Credit Facility is attached hereto as Exhibit 10.1 and is incorporated by reference herein. The description of the Third Amended and Restated Credit Facility above is qualified in its entirety by reference to the full text of the Third Amended and Restated Credit Facility.

Item 9.01 - Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1
Third Amended and Restated Credit Agreement, dated as of February 22, 2017, among W. P. Carey Inc. and Certain of its Subsidiaries identified therein as Guarantors, Bank of America, N.A., as Administrative Agent, and Bank of America, N.A., JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., as Swing Line Lenders and L/C Issuers, and the Lenders party thereto

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

W. P. Carey Inc.

Date:	February 23, 2017	By:	/s/ ToniAnn Sanzone
ToniAnn Sanzone
Chief Financial Officer